CITIGROUP FUNDING INC.	May 30, 2012 Medium-Term Notes, Series D Pricing Supplement No. 2012-MTNDG0244 Registration Statement Nos. 333-172554 and 333-172554-01 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS

Autocallable Contingent Coupon Equity Linked Securities

Based on the Common Stock of Apple Inc. due June 4, 2013
$1,000 per Security

Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.
•	The securities will mature on June 4, 2013, subject to automatic early redemption.
•	The stated principal amount and issue price will be $1,000 per security.
•
Unlike conventional debt securities, the securities do not provide for repayment of the stated principal amount at maturity in all circumstances, do not provide for fixed payments of interest and are subject to automatic early redemption on a quarterly basis.  The payments on the securities, including what you receive at maturity (if the securities are not earlier redeemed) and any coupon payments on the securities, and whether the securities are automatically redeemed, all depend on the performance of shares of common stock of Apple Inc., which we refer to as the “underlying shares.”

•
Contingent coupon.  On each quarterly contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to 3.00% of the stated principal amount of the securities (equal to an annualized rate of 12.00%) if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the downside threshold price. If the closing price of the underlying shares on any quarterly valuation date is less than the downside threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing price of the underlying shares is less than the downside threshold price on all four quarterly valuation dates, you will not receive any contingent coupon payments over the term of the securities.

•
Automatic early redemption.  If, on any of the first three quarterly valuation dates, the closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed on the related contingent coupon payment date for an amount in cash per security equal to $1,000 plus the related contingent coupon payment.  In that case, you will not receive any additional contingent coupon payments following the redemption.

•	What you receive at maturity. If the securities are not automatically redeemed prior to maturity, you will be entitled to receive at maturity, for each security you then hold:
o	If the final share price is greater than or equal to the downside threshold price: $1,000 plus the contingent coupon payment due at maturity.
o
If the final share price is less than the downside threshold price: a fixed number of underlying shares equal to the equity ratio (or, if you exercise your cash election right, the cash value of those shares based on the closing price of the underlying shares on the final valuation date).

If the final share price is less than the downside threshold price, you will receive underlying shares (or, if you elect, cash) worth at least 20% less than the stated principal amount of your securities, and possibly nothing, at maturity and you will not receive any contingent coupon payment at maturity.
•	The “final share price” will equal the closing price of the underlying shares on the final valuation date.
•	The “downside threshold price” equals $463.336, 80% of the initial share price.
•	The “initial share price” equals $579.17, the closing price of the underlying shares on the pricing date.
•	The “equity ratio” equals 1.72661, the stated principal amount divided by the initial share price, subject to antidilution adjustments for certain corporate events.
•	The “pricing date” is May 30, 2012, the date on which the securities priced for initial sale to the public.
•
The “valuation dates” are August 30, 2012, November 30, 2012, February 28, 2013 and May 30, 2013 (the “final valuation date”), subject to postponement for non-scheduled trading days and certain market disruption events.

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The “contingent coupon payment date” for any valuation date will be the third business day after such valuation date, except that the contingent coupon payment date for the final valuation date will be the maturity date.

•
Any return on the securities will be limited to the sum of your contingent coupon payments, if any.  Investors in the securities will not receive the dividend yield on, or share in any appreciation of, the underlying shares over the term of the securities, but investors will bear the full downside risk of the underlying shares if the final share price is less than the downside threshold price.  If the securities are automatically redeemed, the term of the securities may be limited to as short as approximately three months and you will not receive any contingent coupon for any subsequent valuation date.

•	All payments on the securities are subject to the credit risk of Citigroup Inc.
•
The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity.  You should not invest in the securities unless you are willing to hold them to maturity.

•	The CUSIP for the securities is 1730T0XJ3. The ISIN for the securities is US1730T0XJ32.
Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-3.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.
	Per Security		Total
Public Offering Price	$1,000.00		$6,600,000.00
Underwriting Fee	$15.00	(1)	$99,000.00
Proceeds to Citigroup Funding Inc.	$985.00	(2)	$6,501,000.00
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $15.00 for each $1,000 security sold in this offering. The actual underwriting fee per security will be equal to $15.00 for each security sold by Citigroup Global Markets Inc. directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph. Selected dealers not affiliated with Citigroup Global Markets Inc. will receive a selling concession of up to $15.00 for each security they sell. The total underwriting fee shown above gives effect to the actual amount of this variable selling concession. Certain broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisors employed by such affiliated broker-dealers will receive a fixed sales commission, of $15.00 for each $1,000 security they sell.  Citigroup Global Markets Inc. will pay the registered representatives of Citigroup Global Markets Inc. a sales commission of $15.00 for each $1,000 security they sell. Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.
(2) The per security proceeds to Citigroup Funding Inc. indicated above represent the minimum per security proceeds to Citigroup Funding Inc. for any security, assuming the maximum per security underwriting fee of $15.00. As noted in footnote (1), the underwriting fee is variable. The total proceeds to Citigroup Funding Inc. shown above gives effect to the actual amount of this variable underwriting fee. You should refer to “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc. expects to deliver the securities to purchasers on or about June 4, 2012.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

Final Terms
Issuer:	Citigroup Funding Inc. (“Citigroup Funding”)
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may lose the entire stated principal amount of your securities.

Securities:	Autocallable Contingent Coupon Equity Linked Securities Based on the Common Stock of Apple Inc. due June 4, 2013
Underlying shares:	Shares of the common stock of Apple Inc.
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Aggregate stated principal amount:	$6,600,000
Pricing date:	May 30, 2012
Issue date:	June 4, 2012
Valuation dates:	August 30, 2012, November 30, 2012, February 28, 2013 and May 30, 2013 (the “final valuation date”), subject to postponement for non-scheduled trading days and certain market disruption events.
Maturity date:	June 4, 2013
Contingent coupon:
On each quarterly contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to 3.00% of the stated principal amount of the securities (equal to an annualized rate of 12.00%) if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the downside threshold price.  If the closing price of the underlying shares on any quarterly valuation date is less than the downside threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing price of the underlying shares is less than the downside threshold price on all four quarterly valuation dates, you will not receive any contingent coupon payments over the term of the securities.

Contingent coupon payment dates:
The contingent coupon payment date for any valuation date will be the third business day after such valuation date, except that the contingent coupon payment date for the final valuation date will be the maturity date.

Automatic early redemption:
If, on any of the first three quarterly valuation dates, the closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed on the related contingent coupon payment date for an amount in cash per security equal to $1,000 plus the related contingent coupon payment.  In that case, you will not receive any additional contingent coupon payments following the redemption.

What you receive at maturity per security:
If the securities are not automatically redeemed prior to maturity, you will be entitled to receive at maturity, for each security you then hold:
•      If the final share price is greater than or equal to the downside threshold price: $1,000 plus the contingent coupon payment due at maturity.
•      If the final share price is less than the downside threshold price: a fixed number of underlying shares equal to the equity ratio (or, if you exercise your cash election right, the cash value of those shares based on the closing price of the underlying shares on the final valuation date).
If the final share price is less than the downside threshold price, you will receive underlying shares (or, if you elect, cash) worth at least 20% less than the stated principal amount of your securities, and possibly nothing, at maturity and you will not receive any contingent coupon payment at maturity.

Initial share price:	$579.17, the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the final valuation date
Equity ratio:	1.72661, the stated principal amount divided by the initial share price, subject to antidilution adjustments for certain corporate events.
Downside threshold price:	$463.336, 80% of the initial share price
Cash election right:
If you wish to exercise your cash election right, you must do so no later than five business days prior to the maturity date. Please refer to “Description of the Securities—What You Receive at Maturity” in this pricing supplement for more information.

Risk factors:	Please see “Risk Factors” beginning on page PS-3.
Clearing and settlement:	DTC
Listing:
The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity.  You should not invest in the securities unless you are willing to hold them to maturity.

Calculation agent:	Citigroup Global Markets Inc. (“Citigroup Global Markets”)
Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
CUSIP / ISIN:	1730T0XJ3 / US1730T0XJ32

RISK FACTORS

Because the terms of the securities differ from those of conventional debt securities, an investment in the securities entails significant risks not associated with an investment in conventional debt securities, including, among other things, fluctuations in the value of the underlying shares and other events that are difficult to predict and beyond our control.

The securities do not guarantee return of any principal.

Unlike conventional debt securities, the securities do not provide for the full repayment of the stated principal amount in all circumstances.  If the securities have not been automatically redeemed prior to maturity and if the final share price is less than the downside threshold price, you will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1 to 1 basis and you will receive for each security that you hold at maturity a number of the underlying shares equal to the equity ratio (or, at your option, the cash value of such shares).  The value of those shares (or that cash) will be less than 80% of the stated principal amount and could be zero.  See “Hypothetical Examples of What You May Receive on the Securities” below.

You will not receive any contingent coupon payment for any quarter in which the closing price of the underlying shares is less than the downside threshold price on the related valuation date.

A contingent coupon payment will be made on a quarterly contingent coupon payment date if and only if the closing price of the underlying shares on the related valuation date is greater than or equal to the downside threshold price.  If the closing price of the underlying shares is less than the downside threshold price on any valuation date, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing price of the underlying shares remains below the downside threshold price on each valuation date over the term of the securities, you will not receive any contingent coupon payments over the term of the securities.

Your opportunity to receive any contingent coupon payments may be limited by the automatic early redemption feature or by a depreciation in the closing price of the underlying shares below the downside threshold price.

The securities will generate their maximum potential total return if the closing price of the underlying shares is less than the initial share price on each of the first three quarterly valuation dates, but is not less than the initial share price by more than 20% on any of the four valuation dates.  In this scenario, the securities will pay a contingent coupon on each of the four quarterly contingent coupon payment dates and you will be repaid your stated principal amount at maturity.  In all other scenarios, you will not receive a contingent coupon on each of the contingent coupon payment dates, because either the underlying shares have appreciated causing an automatic early redemption or have depreciated below the downside threshold price. Additionally, if at maturity the closing price of the underlying shares has depreciated below the downside threshold price, you will suffer a loss in your investment.

For example, if the closing price of the underlying shares is greater than or equal to the initial share price on any of the first three valuation dates, the securities will be automatically redeemed on the related contingent coupon payment date.  If the securities are redeemed early, you will not receive any additional contingent coupon payments after the redemption and may not be able to reinvest your funds in another investment that offers comparable terms or returns.  The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities.

Additionally, if the underlying shares depreciate by more than 20% from the pricing date to any of the quarterly valuation dates, you will not receive any contingent coupon payment on the related contingent coupon payment date and, if such valuation date is the final valuation date, you will receive underlying shares (or, if you elect, cash) at maturity worth at least 20% less than the stated principal amount of your securities, and possibly worth nothing.

The securities may be adversely affected by volatility in the closing price of the underlying shares.

If the closing price of the underlying shares is volatile, or if the volatility of the underlying shares increases over the term of the securities, it is more likely that you will not receive one or more contingent coupon payments or will not receive the full stated principal amount of the securities at maturity.  This is because greater volatility in the closing price of the underlying shares is associated with a greater likelihood that the closing price of the underlying shares will be less than the downside threshold price on one or more valuation dates.  You should understand that, in general, the higher the contingent coupon rate determined on the pricing date, the greater the expected likelihood as of the pricing date that the closing price of the underlying shares will be less than the downside threshold price on one or more valuation dates, such that you would not receive one or more contingent coupon payments or the full stated principal amount of the securities at maturity.

Volatility refers to the magnitude and frequency of changes in the price of the underlying shares over any given period.  Although the underlying shares may theoretically experience volatility in either a positive or a negative direction, the price of the underlying shares is much more likely to decline as a result of volatility than to increase.

Historically, the price of the underlying shares has been volatile. From January 3, 2007 to May 30, 2012, the closing price of the underlying shares has been as low as $78.20 and as high as $636.23.

The performance of the securities will depend on the closing price of the underlying shares solely on the relevant valuation dates, which makes the securities particularly sensitive to volatility of the underlying shares.

The performance of the securities—including the payments on the securities and whether the securities are automatically called prior to maturity—will depend on the closing price of the underlying shares on only four dates (or fewer, if the securities are automatically redeemed prior to maturity).  Whether the contingent coupon will be paid for any given quarter will depend solely on the closing price of the underlying shares on the related valuation date, and if the securities are not earlier redeemed, what you receive at maturity will depend solely on the closing price of the underlying shares on the final valuation date.  You will not receive the contingent coupon payment for a given quarter and you will not receive the full stated principal amount of your securities at maturity if the closing price of the underlying shares on the related valuation date is less than the downside threshold price, even if the closing price of the underlying shares is greater than the downside threshold price on other days during the term of the securities.  Moreover, your securities will be automatically redeemed prior to maturity if the closing price of the underlying shares is greater than or equal to the initial share price on any of the first three valuation dates, even if the closing price of the underlying shares is less than the initial share price on other days during the term of the securities.

Because the performance of the securities depends on the closing price of the underlying shares on a small number of dates, the securities will be particularly sensitive to volatility in the closing price of the underlying shares.  Even if the closing price of the underlying shares does, in general, decline moderately over the term of the securities, the securities may nevertheless not perform as well as expected, and your investment may result in a loss, if volatility in the underlying shares results in a closing price on a valuation date that deviates from the general trend.  You should understand that the underlying shares have historically been highly volatile.

You may be exposed to the full negative performance, but will not participate in any positive performance, of the underlying shares.

Even though you will be subject to the risk of a decline in the price of the underlying shares, you will not participate in any appreciation in the price of the underlying shares over the term of the securities.  Your maximum possible return on the securities will be limited to the sum of the contingent coupon payments you receive, if any.  Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in the appreciation of the underlying shares.  You should not invest in the securities if you seek to participate in any appreciation of the underlying shares.

The securities are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the securities.

You are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities.  The securities are not guaranteed by any entity other than Citigroup Inc.  If we default on our obligations and Citigroup Inc. defaults on its guarantee obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the value of the securities.

The securities will not be listed on any securities exchange and you may not be able to sell your securities prior to maturity.

The securities will not be listed on any securities exchange. Accordingly, the securities may have limited or no liquidity, and you should not invest in the securities unless you are willing to hold them to maturity.

Citigroup Global Markets may, but is not obligated to, make a market in the securities.  If Citigroup Global Markets does make a market in the securities, it may discontinue doing so at any time.  Because we do not expect that other broker-dealers will participate significantly in any secondary market for the securities, the price at which you may be able to sell your securities prior to maturity is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact.  If at any time Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market at all for the securities.  The price, if any, at which Citigroup Global Markets may be willing to purchase your securities in any secondary market that may develop may be significantly less than the stated principal amount.  Any sale of the securities prior to maturity may result in a substantial loss.  As a result, you should be prepared to hold your securities until maturity.

The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in secondary market transactions will likely be lower than the public offering price because the public offering price of the securities includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. Any secondary market price for the securities is also likely to be reduced by the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

The value of the securities  prior to maturity will fluctuate based on the value of the underlying shares and a number of other factors, including those described below.  Some of these factors are interrelated in complex ways.  As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The paragraphs below describe what we expect to be the impact on the value of the securities of a change in a specific factor, assuming all other conditions remain constant.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount.

Underlying Shares Price.  We expect that the value of the securities at any time will depend substantially on the market price of the underlying shares at that time.

The market price of the underlying shares will be influenced by the underlying share issuer’s results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally or the market segment of which the underlying share issuer is a part. Our, or our counterparties’, hedging activity in the underlying shares, the issuance of other securities similar to the securities and trading and other activities by us, our affiliates or other market participants can also affect the price of the underlying shares.

Volatility of the Underlying Shares.  If the expected volatility of the underlying shares increases during the term of the securities, the value of the securities is likely to decrease because of a perceived increase in the likelihood that the closing price of the underlying shares on any valuation date will be less than the downside threshold price.

Dividend Yield on the Underlying Shares.  If the dividend yield on the underlying shares increases, we expect that the value of the securities may decrease.  You will not be entitled to receive any dividends paid on the underlying shares during the term of the securities and the value of any shares or cash you will receive on the securities will generally not reflect the value of such dividend payments.

Interest Rates. We expect that the value of the securities will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of the securities may decrease.

Time Remaining to Maturity.  At any given time, a portion of the value of the securities will be attributable to time value, which is based on the amount of time then remaining to maturity.  If you sell the securities at any time prior to maturity, you will be giving up any increase in the time value of the securities that may result as the time remaining to maturity shortens.

Credit Ratings, Financial Condition and Results of Operations of Citigroup Funding and Citigroup Inc. Actual or anticipated changes in the financial condition or results of operations of Citigroup Inc. or the credit ratings, financial condition or results of operations of Citigroup Inc. or Citigroup Funding may affect the value of the securities. The securities are subject to the credit risk of Citigroup Inc., the guarantor of the payments due on the securities.

Our offering of the securities does not constitute a recommendation of the underlying shares.

You should not take our offering of the securities as an expression of our views about how the underlying shares will perform in the future or as a recommendation to invest in the underlying shares, including through an investment in the securities.  As we are part of a global financial institution, our affiliates may, and often do, have positions (including short positions) in the underlying shares that conflict with an investment in the securities.  You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect the price of the underlying shares.

Citigroup Global Markets and other of our affiliates may publish research from time to time on the underlying share issuer, the financial markets and other matters that may influence the price of the underlying shares and the value of the securities, and they may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Citigroup Global Markets and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities.  Any research, opinions or recommendations expressed by such affiliates of ours may not be consistent with each other and may be modified from time to time without notice.  Investors should make their own independent investigation of the underlying share issuer and the merits of investing in the securities.

The price of the underlying shares and, therefore, the value of the securities may be affected by our or our affiliates’ hedging and other trading activities.

In anticipation of the sale of any issuance of the securities, we have hedged our obligations under the securities through certain affiliated or unaffiliated counterparties, who may take positions directly in the underlying shares or in instruments, such as options, futures and/or swaps, the value of which is derived from the underlying shares. We or our counterparties may also adjust this hedge during the term of the securities and close out or unwind this hedge on or before a valuation date, which may involve our counterparties purchasing or selling the underlying shares or such instruments.  This hedging activity on or prior to the pricing date could have potentially affected the price of the underlying shares on the pricing date.  Additionally, this hedging activity during the term of the securities, including on or near a valuation date, could affect the price of the underlying shares on such valuation date and, therefore, affect the likelihood of your receiving a contingent coupon payment or of the securities being automatically redeemed or, in the case of the final valuation date, of your receiving underlying shares (or, at your election, cash) at maturity worth less than the stated principal amount.  This hedging activity may present a conflict of interest between your interest as a holder of the securities and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which Citigroup Global Markets may be willing to purchase your securities in the secondary market.

Citigroup Global Markets and other of our affiliates may also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers.  As with our or our affiliates’ hedging activity, this trading activity could affect the price of the underlying shares and, therefore, the performance of the securities.

It is possible that these hedging or trading activities could result in substantial returns for our affiliates while the value of the securities declines.

We and our affiliates may have economic interests that are adverse to those of the holders of the securities as a result of our affiliates’ business activities.

Our affiliates may currently or from time to time engage in business with the underlying share issuer.  These activities may include extending loans to, making equity investments in or providing advisory services to the underlying share issuer, including merger and acquisition advisory services.  In the course of this business, our affiliates may acquire non-public information about the underlying share issuer, and we will not disclose any such information to you.  Any prospective purchaser of the securities should undertake an independent investigation of the underlying share issuer as in its judgment is appropriate to make an informed decision with respect to an investment in the securities. We do not make any representation or warranty to any purchaser of the securities with respect to any matters whatsoever relating to our affiliates’ business with the underlying share issuer.

If any of our affiliates is or becomes a creditor of the underlying share issuer or otherwise enter into any transaction with the underlying share issuer in the course of our business, such affiliate may exercise remedies against the underlying share issuer without regard to the impact on your interests as a holder of the securities.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for issuances of other securities or financial instruments with returns linked or related to changes in the price of the underlying shares.  To the extent that we or one of our affiliates does so, our or their interests with respect to these products may be adverse to those of the holders of the securities.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities.

The historical performance of the underlying shares is not an indication of the future performance of the underlying shares.

The historical performance of the underlying shares, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying shares during the term of the securities. Changes in the price of the underlying shares will affect the value of the securities and the payments you will receive on the securities, but it is impossible to predict whether the price of the underlying shares will fall or rise.

You will have no rights against the underlying share issuer, and you will not receive dividends on the underlying shares, unless and until you receive the underlying shares at maturity.

As a holder of the securities, you will not be entitled to any rights with respect to the underlying shares or the underlying share issuer, including voting rights and rights to receive any dividends or other distributions on the underlying shares, but you will be subject to all changes affecting the underlying shares.  You will have rights with respect to the underlying shares only when (and if) you receive underlying shares at maturity of the securities.   The underlying share issuer is not involved in the offering of the securities in any way, and the underlying share issuer does not have any obligation to consider your interests as a holder of securities.

For example, in the event that an amendment is proposed to an underlying share issuer’s certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you receive the underlying shares (if at all), you will not be entitled to vote on the amendment, even though you will nevertheless be subject to any changes in the powers, preferences or special rights of the underlying shares in the event you receive underlying shares at maturity.  Any such change to the underlying shares may adversely affect their market price, which will adversely affect the value of the securities and increase the likelihood that you lose money on your investment.

We have no affiliation with the underlying share issuer and are not responsible for its public disclosures.

We are not affiliated with the underlying share issuer, and the underlying share issuer is not involved in this offering of the securities in any way.  Consequently, we have no control over the actions of the underlying share issuer, including any corporate actions of the type that would require the calculation agent to adjust what you will receive at maturity.  The underlying share issuer does not have any obligation to consider your interests as an investor in the securities in taking any corporate actions that might affect the value of your securities.  None of the money you pay for the securities will go to the underlying share issuer.

In addition, as we are not affiliated with the underlying share issuer, we do not assume any responsibility for the accuracy or adequacy of any information about the underlying shares or the underlying share issuer contained in the underlying share issuer’s public disclosures.  We have made no “due diligence” or other investigation into the underlying share issuer.  As an investor in the securities, you should make your own investigation into the underlying share issuer.

The securities will not be adjusted for all events that could affect the price of the underlying shares.

Certain events may occur during the term of the securities that have a dilutive effect on the value of the underlying shares or otherwise adversely affect the market price of the underlying shares.  The calculation agent will make certain adjustments for some of these events, as described under “Description of the Securities—Dilution and Reorganization Adjustments.”  However, an adjustment will not be made for all events that could have a dilutive or adverse effect on the underlying shares or their market price, such as ordinary dividends, share repurchases, partial tender offers or additional public offerings of underlying shares by the underlying share issuer, and the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event.  Accordingly, the occurrence of any event that has a dilutive or adverse effect on the underlying shares may make it more likely that the closing price of the underlying shares declines below the downside threshold price on any valuation date, and reduce the value of the underlying shares (or cash based thereon) that you may receive at maturity.  Unlike an investor in the securities, a direct holder of the underlying shares may receive an offsetting benefit from any such event that may not be reflected in an adjustment to the terms of the securities, and so you may experience dilution or adverse consequences in a circumstance in which a direct holder would not.

The securities may become linked to shares of an issuer other than the original underlying share issuer.

In connection with certain reorganization events described under “Description of the Securities—Dilution and Reorganization Adjustments,” the securities may become linked to shares of an issuer other than the original underlying share issuer.  For example, if the underlying share issuer enters into a merger agreement with another issuer that provides for holders of the underlying shares to receive shares of the other issuer, the securities will become linked to such other shares upon consummation of the merger.  In any such case, the closing price of the underlying shares will be determined by reference to the closing price of the applicable other shares, and if the securities are not redeemed early and the final share price is less than the downside threshold price, you will receive such other shares (or cash based thereon) at maturity.  You may not wish to have investment exposure to the shares of any other issuer to which the securities may become linked and may not have bought the securities had they been linked to such other shares from the beginning.

The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.

As calculation agent, Citigroup Global Markets, our affiliate, will determine whether the closing price of the underlying shares is less than the downside threshold price or greater than or equal to the initial share price on any valuation date, any contingent coupon payable to you, whether the securities are automatically redeemed and, if not, what you will receive at maturity (including, if you elect, the cash value of the underlying shares on the final valuation date).  In addition, if certain events occur, Citigroup Global Markets will be required to make certain discretionary judgments that could significantly affect what you will receive at maturity of the securities.  In making these judgments, Citigroup Global Markets’ interests as an affiliate of ours could be adverse to your interests as a holder of the securities.  Such judgments could include, among other things:

•	determining whether a market disruption event has occurred;

•
if a market disruption event occurs on any valuation date, determining whether to postpone the valuation date, as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date”;

•	determining the closing price of the underlying shares if the price is not otherwise available or a market disruption event has occurred; and

•
determining the appropriate adjustments to be made to the equity ratio, initial share price and downside threshold price upon the occurrence of an event described under “Description of the Securities—Dilution and Reorganization Adjustments.”

Any of these determinations made by Citigroup Global Markets, in its capacity as calculation agent, may adversely affect what you will receive at maturity of the securities.

The U.S. federal tax consequences of an investment in the securities are unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities described herein.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As described below under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

As described in this pricing supplement under “United States Federal Tax Considerations,” in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a portion of each coupon payment as attributable to interest and the remainder to option premium.  However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE SECURITIES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus in connection with your investment in the Securities. The description in this pricing supplement of the particular terms of the Securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filing for May 12, 2011 on the SEC Web site):

▪	Prospectus and Prospectus Supplement filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

General

The Autocallable Contingent Coupon Equity Linked Securities Based on the Common Stock of Apple Inc. due June 4, 2013 (the “Securities”) are senior unsecured debt securities issued by Citigroup Funding under the senior debt indenture described in the accompanying prospectus supplement and prospectus.  All payments due on the Securities are fully and unconditionally guaranteed by Citigroup Inc. The Securities will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding.  As a result of the guarantee by Citigroup Inc., any payments due on the Securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  All payments on the Securities are subject to the credit risk of Citigroup Inc.

Unlike conventional debt securities, the Securities do not provide for repayment of the stated principal amount at maturity in all circumstances, do not provide for fixed payments of interest and are subject to automatic early redemption on a quarterly basis.  The payments on the Securities, including what you receive at maturity (if the Securities are not earlier redeemed) and any coupon payments on the Securities, and whether the Securities are automatically redeemed, all depend on the performance of shares of common stock of Apple Inc.  We refer to such shares as the “Underlying Shares” and to the issuer of such shares as the “Underlying Share Issuer.”

Each Security represents a stated principal amount of $1,000.  You may transfer the Securities only in units of $1,000 and integral multiples of $1,000.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances.  Instead, we will issue the Securities in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the Securities by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Securities through the accounts those systems maintain with DTC.  You should refer to the section “Description of the Securities—Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Securities and of the senior debt indenture under which the Securities will be issued.

Please note that certain terms used in the following sections are defined below under “—Certain Important Definitions.”

Contingent Coupon Payments

On each quarterly Contingent Coupon Payment Date, unless previously redeemed, the Securities will pay a contingent coupon (the “Contingent Coupon”) equal to 3.00% of the stated principal amount of the Securities (equal to an annualized rate of 12.00%) if and only if the Closing Price of the Underlying Shares on the related Valuation Date is greater than or equal to the Downside Threshold Price.  If the Closing Price of the Underlying Shares on any quarterly Valuation Date is less than the Downside Threshold Price, you will not receive any Contingent Coupon payment on the related Contingent Coupon Payment Date, and if the Closing Price of the Underlying Shares is less than the Downside Threshold Price on all four quarterly Valuation Dates, you will not receive any Contingent Coupon payments over the term of the Securities.

The Contingent Coupon payment, if any, will be payable to the persons in whose names the Securities are registered at the close of business on the Business Day immediately preceding the applicable Contingent Coupon Payment Date (each such day, a “Regular Record Date”), except that the Contingent Coupon payment due upon early redemption or at maturity, if any, will be payable to the persons who receive cash or Underlying Shares, as applicable, upon such early redemption or at maturity, as applicable.

Automatic Early Redemption

If, on any of the first three quarterly Valuation Dates, the Closing Price of the Underlying Shares is greater than or equal to the Initial Share Price, the Securities will be automatically redeemed on the related Contingent Coupon Payment Date for an amount in cash per Security equal to $1,000 plus the related Contingent Coupon  payment.  In that case, you will not receive any additional Contingent Coupon payments following the redemption.

What You Receive at Maturity

The Securities will mature on June 4, 2013 (the “Maturity Date”), subject to automatic early redemption.  If the Securities are not automatically redeemed prior to maturity, you will be entitled to receive at maturity, for each Security you then hold:

o	If the Final Share Price is greater than or equal to the Downside Threshold Price: $1,000 plus the Contingent Coupon payment due at maturity.

o
If the Final Share Price is less than the Downside Threshold Price: a fixed number of Underlying Shares equal to the Equity Ratio (or, if you exercise your cash election right, the cash value of those shares based on the Closing Price of the Underlying Shares on the Final Valuation Date).

If the Final Share Price is less than the Downside Threshold Price, you will receive Underlying Shares (or, if you elect, cash) worth at least 20% less than the stated principal amount of your Securities, and possibly nothing, at maturity and you will not receive any Contingent Coupon payment at maturity.

Any return on the Securities will be limited to the sum of your Contingent Coupon payments, if any.  Investors in the Securities will not receive the dividend yield on, or share in any appreciation of, the Underlying Shares over the term of the Securities, but investors will bear the full downside risk of the Underlying Shares if the Final Share Price is less than the Downside Threshold Price.  If the Securities are automatically redeemed, the term of the Securities may be limited to as short as approximately three months and you will not receive any Contingent Coupon for any subsequent Valuation Date.

Cash Settlement

You may elect to receive from us cash in lieu of any Underlying Shares you would otherwise receive at maturity by providing notice of such election to your broker, in accordance with your broker’s procedures, so that your broker can irrevocably notify the trustee and paying agent of your election no sooner than 20 Business Days before maturity and no later than 5 Business Days before maturity.  The amount of cash you will be entitled to receive (the “Cash Amount”) will equal, for each Security you hold at maturity, (i) the Final Share Price multiplied by (ii) the Equity Ratio.

If you do not wish to receive the Underlying Shares at maturity under any circumstances, you should provide notice of your cash election to your broker.  If you elect to receive cash at maturity in lieu of any Underlying Shares you would otherwise receive, the Cash Amount will be determined based on the Closing Price of the Underlying Shares on the Final Valuation Date.  This amount will not change from the amount fixed on the Final Valuation Date, even if the Closing Price of the Underlying Shares changes from the Final Valuation Date to the Maturity Date.  Conversely, if you do not make a cash election and instead receive the Underlying Shares at maturity, the value of those Underlying Shares at maturity may be less than the value of those Underlying Shares on the Final Valuation Date if the Closing Price of the Underlying Shares declines from the Final Valuation Date to the Maturity Date.

You can obtain more information regarding exercise of the cash election right from your broker or from the paying agent, which is Citibank, N.A., at 388 Greenwich Street, 14th Floor, New York, New York 10013 (telephone: 1-800-422-2066), during normal business hours.  Please note that as long as you hold the Securities through a brokerage account, you will need to contact your broker to exercise your cash election right.

Share Settlement

If you do not elect to receive cash at maturity, you will be deemed to have (i) instructed Citigroup Funding to pay cash to the Stock Delivery Agent (as defined below) in an amount equal to the Final Share Price multiplied by the Equity Ratio and (ii) instructed the Stock Delivery Agent to purchase for you the Underlying Shares based on their Final Share Price.

The payment of cash to the Stock Delivery Agent by Citigroup Funding pursuant to your deemed instruction will fully satisfy Citigroup Funding’s obligation to you under the Securities, and the Stock Delivery Agent will then be obligated to purchase the Underlying Shares for you based on their Final Share Price.  Citigroup Global Markets has agreed to act as “Stock Delivery Agent” for the Securities.

In lieu of any fractional share that you would otherwise receive in respect of any Securities, at maturity you will receive an amount in cash equal to the value of such fractional share (based on the Final Share Price). The number of full shares and any cash in lieu of a fractional share that you receive at maturity will be calculated based on the aggregate number of Securities you then hold.

Certain Important Definitions

 “Business Day” means any day (i) that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close and (ii) on which DTC settles payments and/or deliveries of shares.

The “Calculation Agent” means Citigroup Global Markets, an affiliate of Citigroup Funding, or any successor appointed by Citigroup Funding.

The “Closing Price” of the Underlying Shares (or any other security in the circumstances described under “—Dilution and Reorganization Adjustments” below) on any date of determination will be:

(1) if the applicable security is listed or admitted to trading on a U.S. national securities exchange on that date of determination, the last reported sale price, regular way (or, in the case of The NASDAQ Stock Market, the official closing price), of the principal trading session on such date of the Exchange for such security or, if such price is not available on the Exchange for such security, on any other U.S. national securities exchange on which such security is listed or admitted to trading, or

(2) if such security is not listed or admitted to trading on a U.S. national securities exchange on that date of determination and such security is issued by a non-U.S. issuer, the last reported sale price, regular way, of the principal trading session on such date of the Exchange for such security (converted into U.S. dollars as provided under “—Dilution and Reorganization Adjustments” below), in each case as determined by the Calculation Agent.  If no such price is available pursuant to clauses (1) or (2) above, the Closing Price of such security on the applicable date of determination will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the security obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent.  If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  If a Market Disruption Event occurs with respect to the applicable security on the applicable date of determination, the Calculation Agent may, in its sole discretion, determine the Closing Price of such security on such date either (x) pursuant to the two immediately preceding sentences or (y) if available, pursuant to clauses (1) or (2) above.

The “Contingent Coupon Payment Date” for a Valuation Date will be the third Business Day after such Valuation Date (as it may be postponed pursuant to “—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” if applicable), except that the Contingent Coupon Payment Date for the Final Valuation Date will be the Maturity Date.

The “Downside Threshold Price” equals $463.336, 80% of the Initial Share Price.  The Downside Threshold Price will be subject to adjustment as described below under “—Dilution and Reorganization Adjustments.”

The “Equity Ratio” initially equals 1.72661, the stated principal amount per Security divided by the Initial Share Price.  The Equity Ratio will be subject to adjustment as described below under “—Dilution and Reorganization Adjustments.”

The “Exchange” for the Underlying Shares or any other security means the principal U.S. national securities exchange on which trading in the Underlying Shares or security occurs (or, if the Underlying Shares are not listed or admitted to trading on a U.S. national securities exchange, are issued by a non-U.S. issuer and are listed or admitted to trading on a non-U.S. exchange or market, the principal non-U.S. exchange or market on which the Underlying Shares are listed or admitted to trading), as determined by the Calculation Agent.

The “Final Share Price” will equal the Closing Price of the Underlying Shares on the Final Valuation Date.

The “Initial Share Price” equals $579.17, the Closing Price of the Underlying Shares on the Pricing Date. The Initial Share Price will be subject to adjustment as described below under “—Dilution and Reorganization Adjustments.”

The “Pricing Date” means May 30, 2012, the date on which the Securities priced for initial sale to the public.

The “Valuation Dates” will be August 30, 2012, November 30, 2012, February 28, 2013 and May 30, 2013 (the “Final Valuation Date”).  Each scheduled Valuation Date will be subject to postponement for non-Scheduled Trading Days and Market Disruption Events as provided under “—Consequences of a Market Disruption Event; Postponement of a Valuation Date” below.

Consequences of a Market Disruption Event; Postponement of a Valuation Date

If a Market Disruption Event occurs on any scheduled Valuation Date, the Calculation Agent may, but is not required to, postpone the Valuation Date to the next succeeding Scheduled Trading Day on which a Market Disruption Event does not occur; provided that the Valuation Date may not be postponed for more than five consecutive Scheduled Trading Days or, in any event, past the Scheduled Trading Day immediately preceding the Maturity Date.  In addition, if any scheduled Valuation Date is not a Scheduled Trading Day, the Valuation Date will be postponed to the next succeeding day that is a Scheduled Trading Day, but in no event past the Scheduled Trading Day immediately preceding the Maturity Date.

If a Market Disruption Event occurs on any Valuation Date and the Calculation Agent does not postpone the Valuation Date, or if any Valuation Date is postponed for any reason to the last date to which it may be postponed, in each case as described above, then any Closing Price to be determined on such date will be determined as set forth in the definition of “Closing Price.”

Certain Definitions

The “Closing Time” with respect to the Underlying Shares or other security, on any day, means the Scheduled Closing Time (as defined below) of the Exchange for the Underlying Shares or other security on such day or, if earlier, the actual closing time of such Exchange on such day.

An “Exchange Business Day” for the Underlying Shares or other security means any day on which the Exchange and each Related Exchange for the Underlying Shares or other security are open for trading during their respective regular trading sessions, notwithstanding any such Exchange or Related Exchange closing prior to its Scheduled Closing Time.

A “Market Disruption Event” means, with respect to the Underlying Shares (or any other security for which a Closing Price must be determined), as determined by the Calculation Agent,

(1)    the occurrence or existence of any suspension of or limitation imposed on trading by the Exchange for such security or otherwise (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) relating to such security on such Exchange, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(2)    the occurrence or existence of any suspension of or limitation imposed on trading by any Related Exchange for such security or otherwise (whether by reason of movements in price exceeding limits permitted by the Related Exchange or otherwise) in futures or options contracts relating to such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(3)    the occurrence or existence of any event (other than an Early Closure (as defined below)) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, such security on the Exchange for such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(4)    the occurrence or existence of any event (other than an Early Closure) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to such security on any Related Exchange for such security, which the Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time;

(5)    the closure on any Exchange Business Day of the Exchange or any Related Exchange for such security prior to its Scheduled Closing Time unless such earlier closing time is announced by such Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Exchange or Related Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the Exchange or Related Exchange system for execution at the Closing Time on such Exchange Business Day (an “Early Closure”); or

(6)    the failure of the Exchange or any Related Exchange for such security to open for trading during its regular trading session.

A “Related Exchange” for the Underlying Shares or any other security means any exchange where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Underlying Shares or other security.

The “Scheduled Closing Time” on any day for any Exchange or Related Exchange is the scheduled weekday closing time of such Exchange or Related Exchange on such day, without regard to after hours or any other trading outside of the regular trading session hours.

A “Scheduled Trading Day” with respect to the Underlying Shares means a day, as determined by the Calculation Agent, on which the Exchange, if any, and each Related Exchange, if any, for the Underlying Shares are scheduled to be open for trading for their respective regular trading sessions.  If on any relevant date the Underlying Shares have neither an Exchange nor a Related Exchange, then, a Scheduled Trading Day shall mean a Business Day.  Notwithstanding the foregoing, the Calculation Agent may, in its sole discretion, deem any day on which a Related Exchange for the Underlying Shares is not scheduled to be open for trading for its regular trading session, but on which the Exchange for the Underlying Shares is scheduled to be open for trading for its regular trading session, to be a Scheduled Trading Day.

Dilution and Reorganization Adjustments

The Equity Ratio, the Initial Share Price, the Downside Threshold Price, the Closing Price and the property we may deliver to you at maturity of the Securities will be subject to adjustment from time to time if certain events occur that affect the Underlying Shares.  Any of these adjustments could have an impact on whether you receive any Contingent Coupon payment, or the amount of cash or Underlying Shares (or other securities) you will receive at maturity or whether the Securities are automatically redeemed prior to maturity.  Citigroup Global Markets, as Calculation Agent, will be responsible for the calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.  An adjustment will be made for events with an Adjustment Date (as defined below) from but excluding the Pricing Date to and including the Final Valuation Date or the applicable Valuation Date on which the Closing Price of the Underlying Shares is greater than or equal to the Initial Share Price and as a result the Securities are automatically redeemed.  If we deliver Underlying Shares at maturity, the Equity Ratio will be subject to adjustment for events with an Adjustment Date up to and including the Maturity Date.

No adjustments will be required other than those specified below. The required adjustments specified in this section do not cover all events that could have a dilutive or adverse effect on the Underlying Shares during the term of the securities.  See “Risk Factors—The Securities will not be adjusted for all events that could affect the price of the underlying shares.”

The Calculation Agent may elect not to make any of the adjustments described below or may modify any of the adjustments described below if it determines, in its sole discretion, that such adjustment would not be made in any relevant market for options or futures contracts relating to the Underlying Shares or that any adjustment made in such market would materially differ from the relevant adjustment described below.

Stock Dividends, Stock Splits and Reverse Stock Splits

If the Underlying Share Issuer:

(1)
declares a record date in respect of, or pays or makes, a dividend or distribution, in each case of Underlying Shares with respect to the Underlying Shares (excluding any share dividend or distribution for which the number of shares paid or distributed is based on a fixed cash equivalent value (“Excluded Share Dividends”)),

(2)	subdivides or splits the outstanding Underlying Shares into a greater number of shares or

(3)	combines its outstanding Underlying Shares into a smaller number of shares,

then, in each of these cases, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of Underlying Shares outstanding immediately after giving effect to such event and (ii) the denominator of which will be the number of Underlying Shares outstanding immediately prior to the open of business on the applicable Adjustment Date.  An adjustment will also be made to the Initial Share Price and the Downside Threshold Price by dividing the Initial Share Price and the Downside Threshold Price by that dilution adjustment.

Issuance of Certain Rights or Warrants

If the Underlying Share Issuer issues, or declares a record date in respect of an issuance of, rights or warrants, in each case to all holders of the Underlying Shares entitling them to subscribe for or purchase Underlying Shares at a price per share less than the Then-Current Market Price of the Underlying Shares, other than Excluded Rights (as defined below), then, in each case, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of the Underlying Shares outstanding immediately prior to the open of business on the applicable Adjustment Date, plus the number of additional Underlying Shares offered for subscription or purchase pursuant to the rights or warrants, and (ii) the denominator of which will be the number of Underlying Shares outstanding immediately prior to the open of business on the applicable Adjustment Date, plus the number of additional Underlying Shares which the aggregate offering price of the total number of Underlying Shares offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the Underlying Shares, which will be determined by multiplying the total number of Underlying Shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price.  An adjustment will also be made to the Initial Share Price and the Downside Threshold Price by dividing the Initial Share Price and the Downside Threshold Price by that dilution adjustment.  To the extent that, prior to the Maturity Date or automatic early redemption of the Securities, after the expiration of the rights or warrants, the Underlying Share Issuer publicly announces the number of Underlying Shares with respect to which such rights or warrants have been exercised and such number is less than the aggregate number offered, the Equity Ratio will be further adjusted to equal the Equity Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of Underlying Shares for which such rights or warrants were actually exercised, and a corresponding adjustment will be made to the Initial Share Price and the Downside Threshold Price.

“Excluded Rights” means (i) rights to purchase Underlying Shares pursuant to a plan for the reinvestment of dividends or interest and (ii) rights that are not immediately exercisable, trade as a unit or automatically with the Underlying Shares and may be redeemed by the Underlying Share Issuer.

The “Then-Current Market Price” of the Underlying Shares, for the purpose of applying any dilution adjustment, means the average Closing Price of the Underlying Shares for the ten Scheduled Trading Days ending on the Scheduled Trading Day immediately preceding the related Adjustment Date.  For purposes of determining the Then-Current Market Price, if a Market Disruption Event occurs with respect to the Underlying Shares on any such Scheduled Trading Day, the Calculation Agent may disregard the Closing Price on such Scheduled Trading Day for purposes of calculating such average; provided that the Calculation Agent may not disregard more than five Scheduled Trading Days in such ten–Scheduled Trading Day period.

Spin-offs and Certain Other Non-Cash Distributions

If the Underlying Share Issuer (a) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of the Underlying Shares, of any class of its capital stock, the capital stock of one or more of its subsidiaries (excluding any capital stock of a subsidiary in the form of Marketable Securities (as defined below)), evidences of its indebtedness or other non-cash assets or (b) issues to all holders of the Underlying Shares, or declares a record date in respect of an issuance to all holders of the Underlying Shares of, rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, in each case excluding any share dividends or distributions referred to above, Excluded Share Dividends, any rights or warrants referred to above, Excluded Rights and any reclassification referred to below, then, in each of these cases, the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the Then-Current Market Price of one Underlying Share and (ii) the denominator of which will be the Then-Current Market Price of one Underlying Share less the fair market value as of open of business on the Adjustment Date of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one Underlying Share.  An adjustment will also be made to the Initial Share Price and the Downside Threshold Price by dividing the Initial Share Price and the Downside Threshold Price by that dilution adjustment.  If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of the Underlying Shares consists, in whole or in part, of Marketable Securities (other than Marketable Securities of a subsidiary of the Underlying Share Issuer), then the fair market value of such Marketable Securities will be determined by the Calculation Agent by reference to the Closing Price of such capital stock.  The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or issuance to which the immediately preceding paragraph would otherwise apply, the denominator in the fraction referred to in such paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment to the Equity Ratio provided by such paragraph not be made and, in lieu of this adjustment, the Closing Price of the Underlying Shares on any date of determination thereafter will be deemed to be equal to the sum of (i) the Closing Price of the Underlying Shares on such date and (ii) the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of open of business on the Adjustment Date, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to one Underlying Share.  If the Securities are not automatically redeemed prior to maturity and the Closing Price of the Underlying Shares as so determined on the Final Valuation Date is less than the Downside Threshold Price, each holder of the Securities will receive per Security at maturity (x) a number of Underlying Shares equal to the Equity Ratio (or, if you exercise your cash election right, the cash value thereof based on the Final Share Price) and (y) cash in an amount per Security equal to the Equity Ratio as of the Adjustment Date for such dividend, distribution or issuance multiplied by the fair market value determined pursuant to clause (ii) of the immediately preceding sentence.

If the Underlying Share Issuer declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of the Underlying Shares of the capital stock of one or more of its subsidiaries in the form of Marketable Securities, the Closing Price of the Underlying Shares on any date of determination from and after open of business on the Adjustment Date will in each case equal the Closing Price of the Underlying Shares plus the product of (i) the Closing Price of such shares of subsidiary capital stock on such date and (ii) the number of shares of such subsidiary capital stock distributed per Underlying Share.  If the Securities are not automatically redeemed prior to maturity and the Closing Price of the Underlying Shares as so determined on the Final Valuation Date is less than the Downside Threshold Price, then in each of these cases, each holder of the Securities will receive at maturity per Security a combination of (x) a number of Underlying Shares equal to the Equity Ratio and (y) a number of shares of such subsidiary capital stock equal to the Equity Ratio multiplied by the number of shares of such subsidiary capital stock distributed per Underlying Share (or, if you exercise your cash election right, the cash value of those shares based on their Closing Price on the Final Valuation Date).  In the event an adjustment pursuant to this paragraph occurs, following such adjustment, the adjustments described in this section “—Dilution and Reorganization Adjustments” will also apply to such subsidiary capital stock if any of the events described in this section “—Dilution and Reorganization Adjustments” occurs with respect to such capital stock.

Certain Extraordinary Cash Dividends

If the Underlying Share Issuer declares a record date in respect of a distribution of cash, by dividend or otherwise, to all holders of the Underlying Shares, other than (a) any Permitted Dividends described below, (b) any cash distributed in consideration of fractional shares of the Underlying Shares and (c) any cash distributed in a Reorganization Event referred to below, then in each case the Equity Ratio will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the Then-Current Market Price of the Underlying Shares, and (ii) the denominator of which will be the Then-Current Market Price of the Underlying Shares less the amount of the distribution applicable to one Underlying Share which would not be a Permitted Dividend (such amount, the “Extraordinary Portion”).  An adjustment will also be made to the Initial Share Price and the Downside Threshold Price by dividing the Initial Share Price and the Downside Threshold Price by that dilution adjustment.  In the case of an issuer that is organized outside the United States, in order to determine the Extraordinary Portion, the amount of the distribution will be reduced by any applicable foreign withholding taxes that would apply to dividends or other distributions paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

A “Permitted Dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of the Underlying Shares other than to the extent that such distribution, together with all other such distributions in the same quarterly fiscal period of the Underlying Share Issuer with respect to which an adjustment to the Equity Ratio under this “—Certain Extraordinary Cash Dividends” section has not previously been made, per Underlying Share exceeds the sum of (a) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the immediately preceding quarterly fiscal period, if any, per Underlying Share and (b) 10% of the Closing Price of the Underlying Shares on the date of declaration of such distribution, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the Underlying Shares have the option to receive either a number of Underlying Shares or a fixed amount of cash.  If the Underlying Share Issuer pays a dividend on an annual basis rather than a quarterly basis, the Calculation Agent will make such adjustments to this provision as it deems appropriate.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the first paragraph under “—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by such paragraph not be made and, in lieu of this adjustment, the Closing Price of the Underlying Shares on any date of determination from and after open of business on the Adjustment Date will be deemed to be equal to the sum of (i) the Closing Price of the Underlying Shares on such date and (ii) the amount of cash so distributed applicable to one Underlying Share.  If the Securities are not automatically redeemed prior to maturity and the Closing Price of the Underlying Shares as so determined on the Final Valuation Date is less than the Downside Threshold Price, each holder of the Securities will receive per Security at maturity (x) a number of the Underlying Shares equal to the Equity Ratio (or, if you exercise your cash election right, the cash value thereof based on the Final Share Price) and (y) cash in an amount per Security equal to the Equity Ratio as of the Adjustment Date for such distribution multiplied by the amount of cash determined pursuant to clause (ii) of the immediately preceding sentence.

Reorganization Events

In the event of any of the following “Reorganization Events” with respect to the Underlying Share Issuer:

•	the Underlying Share Issuer reclassifies the Underlying Shares, including, without limitation, in connection with the issuance of tracking stock,

•
any consolidation or merger of the Underlying Share Issuer, or any surviving entity or subsequent surviving entity of the Underlying Share Issuer, with or into another entity, other than a merger or consolidation in which the Underlying Share Issuer is the continuing company and in which the Underlying Shares of the Underlying Share Issuer outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the Underlying Share Issuer or another issuer,

•	any sale, transfer, lease or conveyance to another company of the property of the Underlying Share Issuer or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of Underlying Shares with securities of another issuer, other than in connection with a merger or acquisition,

•	another entity completes a tender or exchange offer for all the outstanding Underlying Shares or

•	any liquidation, dissolution or winding up of the Underlying Share Issuer or any successor of the Underlying Share Issuer,

the Closing Price of the Underlying Shares on any date of determination from and after the open of business on the Adjustment Date will, in each case, be deemed to be equal to the Transaction Value on such date of determination.  The Calculation Agent will determine in its sole discretion whether a transaction constitutes a Reorganization Event as defined above, including whether a transaction constitutes a sale, transfer, lease or conveyance to another company of the property of the Underlying Share Issuer or any successor “as an entirety or substantially as an entirety.”  The Calculation Agent will have significant discretion in determining what “substantially as an entirety” means and may exercise that discretion in a manner that may be adverse to the interests of holders of the Securities.

The “Transaction Value” will equal the sum of (1), (2) and (3) below:

(1) for any cash received in a Reorganization Event, the amount of cash received per Underlying Share,

(2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the effective date of the Reorganization Event of that property received per Underlying Share, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final, and

(3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per unit of these Marketable Securities on the applicable date of determination multiplied by the number of these Marketable Securities received per Underlying Share, plus, in each case, if the Underlying Shares continue to be outstanding following the Reorganization Event, the Closing Price of the Underlying Shares.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the Maturity Date, in each case that are listed on a U.S. national securities exchange.  The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity of the Securities that would have required an adjustment as described above, had it occurred with respect to the Underlying Shares or the Underlying Share Issuer.  Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above, as determined by the Calculation Agent.

Certain General Provisions

The adjustments described in this section will be effected at the open of business on the applicable date specified below (such date, the “Adjustment Date”):

•      in the case of any dividend, distribution or issuance, on the applicable Ex-Date (as defined below),

•      in the case of any subdivision, split, combination or reclassification, on the effective date thereof and

•      in the case of any Reorganization Event, on the effective date of the Reorganization Event.

All adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Equity Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution or issuance requiring an adjustment as described herein is subsequently canceled by the Underlying Share Issuer, or this dividend, distribution or issuance fails to receive requisite approvals or fails to occur for any other reason, in each case prior to the Maturity Date or the earlier automatic redemption of the Securities, then, upon the cancellation, failure of approval or failure to occur, the Equity Ratio, the Initial Share Price and the Downside Threshold Price will be further adjusted to the Equity Ratio, the Initial Share Price and the Downside Threshold Price, respectively, which would then have been in effect had adjustment for the event not been made.  All adjustments to the Equity Ratio shall be cumulative, such that if more than one adjustment is required to the Equity Ratio, each subsequent adjustment will be made to the Equity Ratio as previously adjusted.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the Underlying Shares trade in the regular way on their principal market without the right to receive such dividend, distribution or issuance from the Underlying Share Issuer or, if applicable, from the seller on such market (in the form of due bills or otherwise).

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the Calculation Agent may determine.

No Redemption at the Option of the Holder; Defeasance

The Securities will not be subject to redemption at the option of any holder prior to maturity and will not be subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities will be determined by the Calculation Agent and will equal, for each Security, the amount to be received at maturity, calculated as though the date of acceleration were the Final Valuation Date.  For purposes of the immediately preceding sentence, the portion of such payment attributable to the final Contingent Coupon payment, if any, will be prorated from and including the immediately preceding Contingent Coupon Payment Date to but excluding the date of acceleration.

In case of default under the Securities, whether in the payment of Contingent Coupon or any other payment or delivery due under the Securities, no interest will accrue on such overdue payment or delivery either before or after the Maturity Date.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the Securities and will also hold the global securities representing the Securities as custodian for DTC.  The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A. under an indenture dated as of June 1, 2005, will serve as trustee for the Securities.

The CUSIP for the Securities is 1730T0XJ3.  The ISIN for the Securities is US1730T0XJ32.

Calculation Agent

The Calculation Agent for the Securities will be Citigroup Global Markets, an affiliate of Citigroup Funding. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Securities. The Calculation Agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

HYPOTHETICAL EXAMPLES OF WHAT YOU MAY RECEIVE ON THE SECURITIES

The examples below illustrate the total value you may receive on the Securities in a number of different hypothetical scenarios.  These examples are only hypothetical and do not indicate the actual value you will receive on the Securities.  For purposes of the examples, the total return at early redemption or maturity is calculated by dividing (i) the difference between the stated principal amount and the hypothetical total value you receive per Security over the term of the Securities by (ii) the stated principal amount.  The examples are based on the following terms:

Stated Principal Amount:	$1,000 per Security
Valuation Dates:	A total of four quarterly Valuation Dates if the Securities are not automatically redeemed prior to maturity
Initial Share Price:	$579.17
Downside Threshold Price:	$463.336, which is 80% of the Initial Share Price
Equity Ratio:	1.72661, which is the stated principal amount divided by the Initial Share Price
Contingent Coupon Payment:	$30.00 (3.00% of the stated principal amount)

Hypothetical Examples of What You May Receive on the Securities if the Securities Are Automatically Redeemed Prior to Maturity

The following examples illustrate the hypothetical payments on the Securities in scenarios in which the Securities are automatically redeemed prior to maturity.

Example 1: The Closing Price of the Underlying Shares moderately decreases initially, but later increases relative to the Initial Share Price.

Valuation Dates	Hypothetical Closing Price of Underlying Shares	Contingent Coupon Payment per Security	Payment upon Redemption (Stated Principal Amount Plus Contingent Coupon Payment) per Security
First	$570	$30.00	N/A
Second	$560	$30.00	N/A
Third	$590	$30.00	$1,030.00

Total value received per Security:

$1,000 stated principal amount upon redemption + $90.00 in aggregate Contingent Coupon payments = $1,090.00

Total return at early redemption: 9.00%, equivalent to an annualized return of approximately 12.00%

In this example, the hypothetical Closing Price of the Underlying Shares is less than the Initial Share Price but greater than the Downside Threshold Price on each of the first two Valuation Dates and greater than the Initial Share Price on the third Valuation Date.  The Securities would pay the Contingent Coupon on the first two Contingent Coupon Payment Dates, because the Closing Price of the Underlying Shares on each of the related Valuation Dates is greater than the Downside Threshold Price.  On the third Contingent Coupon Payment Date, because the Closing Price of the Underlying Shares on the related Valuation Date is greater than the Initial Share Price, the Securities would be automatically redeemed for the stated principal amount plus the Contingent Coupon payment.  In this scenario, investors in the Securities would receive a total return of 9.00% over the approximately nine-month term to early redemption, equivalent to an annualized return of approximately 12.00%.

Example 2: The Closing Price of the Underlying Shares increases after issuance of the Securities relative to the Initial Share Price.

Valuation Dates	Hypothetical Closing Price of Underlying Shares	Contingent Coupon Payment per Security	Payment upon Redemption (Stated Principal Amount Plus Contingent Coupon Payment) per Security
First	$600	$30.00	$1,030.00
Second	N/A	N/A	N/A
Third	N/A	N/A	N/A

Total value received per Security:

$1,000 stated principal amount upon redemption + $30.00 in aggregate Contingent Coupon payments = $1,030.00

Total return at early redemption: 3.00%, equivalent to an annualized return of approximately 12.00%

In this example, the hypothetical Closing Price of the Underlying Shares on the first Valuation Date is greater than the Initial Share Price.  As a result, the Securities would be automatically redeemed on the first Contingent Coupon Payment Date for the stated principal amount plus the Contingent Coupon payment.  In this scenario, investors in the Securities would receive a total return of 3.00% over the approximately three-month term to early redemption, equivalent to an annualized return of approximately 12.00%.

Example 3: The Closing Price of the Underlying Shares significantly decreases initially, but later increases relative to the Initial Share Price.

Valuation Dates	Hypothetical Closing Price of Underlying Shares	Contingent Coupon Payment per Security	Payment upon Redemption (Stated Principal Amount Plus Contingent Coupon Payment) per Security
First	$440	$0	N/A
Second	$450	$0	N/A
Third	$590	$30.00	$1,030.00

Total value received per Security:

$1,000 stated principal amount upon redemption + $30.00 in aggregate Contingent Coupon payments = $1,030.00

Total return at early redemption: 3.00%, equivalent to an annualized return of approximately 4.00%

In this example, the hypothetical Closing Price of the Underlying Shares is less than the Downside Threshold Price on each of the first two Valuation Dates but greater than the Initial Share Price on the third Valuation Date.  The Securities would not pay any Contingent Coupon on the first two Contingent Coupon Payment Dates, because the Closing Price of the Underlying Shares on each of the related Valuation Dates are less than the Downside Threshold Price.  On the third Contingent Coupon Payment Date, because the Closing Price of the Underlying Shares on the related Valuation Date is greater than the Initial Share Price, the Securities would be automatically redeemed for the stated principal amount plus the Contingent Coupon payment.  In this scenario, investors in the Securities would receive a total return of 3.00% over the approximately nine-month term to early redemption, equivalent to an annualized return of approximately 4.00%.

In each of the first three examples, the automatic early redemption feature of the Securities would limit the term of the Securities to less than the full one-year term to maturity, and possibly to as short as three months.  If the Securities are redeemed early, you will not receive any additional Contingent Coupon payments after the redemption, and you may not be able to reinvest in other investments that offer comparable terms or returns.  Although, in each of these examples, the Closing Price of the Underlying Shares on the Valuation Date immediately before redemption is greater than the Initial Share Price, investors in the Securities will not share in any appreciation of the Underlying Shares.

Hypothetical Examples of What You May Receive on the Securities if the Securities Are Not Redeemed Prior to Maturity

The following examples illustrate what you may receive on the Securities in scenarios in which the Securities are not automatically redeemed prior to maturity.  The amounts indicated in the column “Value Received at Maturity (including the Contingent Coupon payment, if applicable) per Security” in the examples below reflect the total cash you would receive at maturity or, in the event that you receive Underlying Shares at maturity, the value of such Underlying Shares based on their Closing Price on the Final Valuation Date.

Example 4: The Closing Price of the Underlying Shares moderately decreases over the term of the Securities.

Valuation Dates	Hypothetical Closing Price of Underlying Shares	Contingent Coupon Payment per Security	Value Received at Maturity (including the Contingent Coupon Payment, if applicable) per Security
First	$560	$30.00	N/A
Second	$570	$30.00	N/A
Third	$575	$30.00	N/A
Final	$560	$30.00	$1,030.00

Total value received per Security:

$1,000 stated principal amount at maturity + $120 in aggregate Contingent Coupon payments = $1,120

Total return at maturity: 12.00%, equivalent to an annualized return of 12.00%

In this example, the hypothetical Closing Price of the Underlying Shares is less than the Initial Share Price but greater than the Downside Threshold Price on each of the four Valuation Dates.  The Securities would pay the Contingent Coupon on the first three Contingent Coupon Payment Dates, because the Closing Price of the Underlying Shares on each of the related Valuation Dates is greater than the Downside Threshold Price.  At maturity, because the Closing Price of the Underlying Shares on the Final Valuation Date is greater than the Downside Threshold Price, investors would receive the stated principal amount of the Securities plus the Contingent Coupon payment.  In this scenario, investors in the Securities would receive a total return of 12.00% over the term of the Securities (equivalent to an annualized return of 12.00%), consisting of four Contingent Coupon payments of 3.00% each.  This example illustrates the maximum possible return on the Securities given the terms of the Securities set forth above.

Example 5: The Closing Price of the Underlying Shares moderately decreases initially, but later increases to a price greater than the Initial Share Price on the Final Valuation Date.

Valuation Dates	Hypothetical Closing Price of Underlying Shares	Contingent Coupon Payment per Security	Value Received at Maturity (including the Contingent Coupon Payment, if applicable) per Security
First	$560	$30.00	N/A
Second	$570	$30.00	N/A
Third	$575	$30.00	N/A
Final	$640	$30.00	$1,030.00

Total value received per Security:

$1,000 stated principal amount at maturity + $120 in aggregate Contingent Coupon payments = $1,120

Total return at maturity: 12.00%, equivalent to an annualized return of 12.00%

In this example, the hypothetical Closing Price of the Underlying Shares is less than the Initial Share Price but greater than the Downside Threshold Price on each of the first three Valuation Dates and greater than the Downside Threshold Price on the Final Valuation Date.  The Securities would pay the Contingent Coupon on the first three Contingent Coupon Payment Dates, because the Closing Price of the Underlying Shares on each of the related Valuation Dates is greater than the Downside Threshold Price.  At maturity, because the Closing Price of the Underlying Shares on the Final Valuation Date is greater than the Downside Threshold Price, investors would receive the stated principal amount of the Securities plus the Contingent Coupon payment.  In this scenario, investors in the Securities would receive a total return of 12.00% over the term of the Securities (equivalent to an annualized return of 12.00%), consisting of four Contingent Coupon payments of 3.00% each.  This example illustrates the maximum possible return on the Securities given the terms of the Securities set forth above.  Although the Closing Price of the Underlying Shares on the Final Valuation Date is greater than the Initial Share Price, investors in the Securities will not share in any appreciation of the Underlying Shares.

Example 6: The Closing Price of the Underlying Shares decreases significantly to a price less than the Downside Threshold Price on each of the four Valuation Dates.

Valuation Dates	Hypothetical Closing Price of Underlying Shares	Contingent Coupon Payment per Security	Value Received at Maturity (including the Contingent Coupon Payment, if applicable) per Security
First	$440	$0	N/A
Second	$400	$0	N/A
Third	$350	$0	N/A
Final	$318.54	$0	$550

Total value received per security:

$550 worth of Underlying Shares (or, if you elect, in cash) + $0 in aggregate Contingent Coupon payments = $550

Total return at maturity: –45%, equivalent to an annualized return of –45%

In this example, the hypothetical Closing Price of the Underlying Shares is less than the Downside Threshold Price on each of the four Valuation Dates. In this scenario, the Securities would not pay any Contingent Coupon on any Contingent Coupon Payment Date, and at maturity investors would receive a number of Underlying Shares equal to the Equity Ratio (or, at the investor’s option, the cash value of those Underlying Shares based on the Final Share Price).  The value of these Underlying Shares, based on a Final Share Price of $318.54 and an Equity Ratio of 1.72661, would be $550. In this scenario, investors in the Securities would receive Underlying Shares or cash worth 45% less than the stated principal amount at maturity, and no Contingent Coupon payments over the term of the Securities, for a total return at maturity of −45%, equivalent to an annualized return of –45%.

Example 7: The Closing Price of the Underlying Shares steadily decreases over the term of the Securities to a Closing Price that is less than the Downside Threshold Price on the last two Valuation Dates.

Valuation Dates	Hypothetical Closing Price of Underlying Shares	Contingent Coupon Payment per Security	Value Received at Maturity (including the Contingent Coupon Payment, if applicable) per Security
First	$550	$30.00	N/A
Second	$510	$30.00	N/A
Third	$450	$0	N/A
Final	$434.38	$0	$750.00

Total value received per Security:

$750 worth of Underlying Shares (or, if you elect, in cash) + $60 in aggregate Contingent Coupon payments = $810

Total return at maturity: –19%, equivalent to an annualized return of –19%

In this example, the hypothetical Closing Price of the Underlying Shares is less than the Initial Share Price but greater than the Downside Threshold Price on each of the first two Valuation Dates and less than the Downside Threshold Price on the third Valuation Date and the Final Valuation Date.  The Securities would pay the Contingent Coupon on the first two Contingent Coupon Payment Dates, because the Closing Price of the Underlying Shares on each of the related Valuation Dates is greater than the Downside Threshold Price, but the Securities would not pay any Contingent Coupon on the third Contingent Coupon Payment Date or at maturity.  At maturity, because the Closing Price of the Underlying Shares on the Final Valuation Date is less than the Downside Threshold Price, investors would receive a number of Underlying Shares equal to the Equity Ratio (or, at the investor’s option, the cash value of those Underlying Shares based on the Final Share Price).  The value of these Underlying Shares, based on a Final Share Price of $434.38 and an Equity Ratio of 1.72661, would be $750.  In this scenario, investors in the Securities would receive Underlying Shares or cash worth 25% less than the stated principal amount at maturity, for a total return at maturity, taking into account Contingent Coupon payments totaling 6.00%, of –19%, equivalent to an annualized return of –19%.

DESCRIPTION OF THE UNDERLYING SHARES

General

Apple Inc. is a provider of personal computers and mobile communication and media devices.  The Underlying Shares are registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by Apple Inc. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 000-10030, through the Securities and Exchange Commission’s Web site at http://www.sec.gov. In addition, information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Underlying Shares or other securities of Apple Inc. We have derived all disclosures contained in this pricing supplement regarding Apple Inc. from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, none of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to Apple Inc. None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding Apple Inc. is accurate or complete.

The Securities represent obligations of Citigroup Funding only. Apple Inc. is not involved in any way in this offering and has no obligation relating to the Securities or to holders of the Securities.

Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of the Underlying Shares.

Historical Data on the Underlying Shares

The following table sets forth, for each of the quarterly periods indicated, the high, low and end-of-period Closing Prices of the Underlying Shares from January 3, 2007 through May 30, 2012.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  These historical data on the Underlying Shares are not indicative of the future performance of the Underlying Shares or what the value of the Securities may be. Any historical upward or downward trend in the value of the Underlying Shares during any period set forth below is not an indication that the price of the Underlying Shares is more or less likely to increase or decrease at any time during the term of the Securities, and no assurance can be given as to the Closing Price of the Underlying Shares on any Valuation Date.

	High ($)	Low ($)	Period-End ($)
2007
First Quarter	97.13	83.27	92.91
Second Quarter	125.09	90.24	122.04
Third Quarter	154.50	117.05	153.54
Fourth Quarter	199.83	153.76	198.08
2008
First Quarter	194.97	119.15	143.50
Second Quarter	189.96	147.14	167.44
Third Quarter	179.69	105.26	113.66
Fourth Quarter	111.04	80.49	85.35
2009
First Quarter	109.87	78.20	105.12
Second Quarter	144.67	108.69	142.43
Third Quarter	186.15	135.40	185.37
Fourth Quarter	211.64	180.76	210.86
2010
First Quarter	235.83	192.00	234.93
Second Quarter	274.16	235.86	251.53
Third Quarter	292.46	240.16	283.75
Fourth Quarter	325.47	278.64	322.56
2011
First Quarter	363.13	326.72	348.45
Second Quarter	353.10	315.32	335.67

High ($)	Low ($)	Period-End ($)
Third Quarter	413.45	343.23	381.18
Fourth Quarter	422.24	363.50	405.00
2012
First Quarter	617.62	411.23	599.47
Second Quarter (through May 30, 2012)	636.23	530.12	579.17

On May 30, 2012, the Closing Price of the Underlying Shares was $579.17.

The following graph illustrates the historical performance of the Underlying Shares based on the Closing Price thereof on each Scheduled Trading Day from January 3, 2007 through May 30, 2012. Past movements of the Underlying Shares are not indicative of future prices of the Underlying Shares.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Securities.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $6,600,000 aggregate stated principal amount of Securities (6,600 Securities) for $985.00 per Security, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc.  Citigroup Global Markets proposes to sell the Securities in part directly to the public at the public offering price set forth on the cover page of this pricing supplement, in part to selected dealers not affiliated with Citigroup Global Markets at such public offering price less a variable selling concession of up to $15.00 per Security and in part to selected dealers affiliated with Citigroup Global Markets at such public offering price less a selling concession of $15.00 per Security.  Such selected dealers affiliated with Citigroup Global Markets include Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited.  Financial advisors employed by such affiliated broker-dealers or by Citigroup Global Markets will receive a fixed sales commission of $15.00 for each $1,000 Security they sell.  If all of the Securities are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Securities will not be listed on any securities exchange.

In order to hedge its obligations under the Securities, Citigroup Funding has entered into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors—The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

For the following jurisdictions, please note specifically:

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission) and may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Mexico

Pursuant to the Mexican Securities Market Law, the Securities have not been, and will not be, registered with the Mexican National Registry of Securities and may not be offered or sold publicly in the United Mexican States.

Uruguay

In Uruguay, the Securities are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 16,749. The Securities are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay. The Securities do not qualify as an investment fund regulated by Uruguayan law 16,774, as amended.

Peru

The information contained in this pricing supplement has not been reviewed by the Comisión Nacional Supervisora de Empresas y Valores (Peru's National Corporations and Securities Supervisory Commission or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the

obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Bolivia

The offshore Securities are not governed by Bolivian legislation nor are they registered with or regulated by the Bolivian regulatory authorities.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased the Securities, namely a person who is:

 (a)  a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b)  a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor, should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Securities under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

(i)   the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

(ii)  no consideration is or will be given for the transfer; or

(iii) the transfer is by operation of law.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Securities.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Securities and related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Securities.

Accordingly, the Securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the Securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase or holding of the Securities that (a) it is not a Plan and its purchase and holding of the Securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the Securities shall be required to represent (and deemed to have represented by its purchase of the Securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)      the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)     we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)    any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)    our interests are adverse to the interests of the purchaser or holder; and

(v)     neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any Securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

UNITED STATES FEDERAL TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the Securities.  It applies only to an initial holder of a Security that purchases the Security for cash equal to its stated principal amount and holds the Security as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  It does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;
•	investors holding the Securities as part of a “straddle,” conversion transaction or constructive sale transaction;
•	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;
•	entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; and
•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal tax consequences of holding and disposing of Securities.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or similar instruments, significant aspects of the treatment of an investment in the Securities are uncertain.  In connection with any information reporting requirements we may have in respect of the Securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a Security as a put option (the “Put Option”) written by the holder with respect to the Underlying Shares, secured by a cash deposit equal to the stated principal amount of the Security (the “Deposit”).  In the opinion of our tax counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our tax counsel has advised us that due to the lack of any controlling legal authority it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Under this treatment:

•	a portion of each coupon payment will be attributable to interest on the Deposit; and

•
the remainder will represent option premium attributable to the holder’s grant of the Put Option (with respect to each coupon payment received and, collectively, all coupon payments received, “Put Premium”).

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of a Security as a Put Option and a Deposit.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupon Payments.  The Deposit will be treated as a “short-term obligation” issued at a discount equal to the sum of all interest payments to be made with respect to the Deposit.  Accrual-method holders, and cash-method holders who so elect, will be required to include the discount in income as it accrues on a straight-line basis, unless they elect to accrue the discount on a constant-yield method based on daily compounding.  Cash-method holders who do not elect to accrue the discount in income currently should include interest paid on the Deposit upon its receipt.  Additionally, cash-method holders who do not elect to accrue the discount in income currently will be required to defer deductions for interest paid on any indebtedness incurred to purchase or carry their Securities in an amount not exceeding the amount of accrued discount that has not been included in income.

The Put Premium will not be taken into account until maturity or earlier redemption, sale or exchange of the Securities.  We will treat 2.10% of each Coupon Payment as interest on the Deposit and 97.90% as Put Premium.

Sale or Exchange Prior to Maturity.  Upon a sale or exchange of a Security prior to maturity, a U.S. Holder should apportion the amount realized between the Deposit and the Put Option based on their respective values on the date of sale or exchange.  Because the amount of a coupon payment in respect of an accrual period will not be known until the end of the relevant observation period, it is not clear how much interest, if any, will be treated as having accrued on the Deposit at the time of a sale or exchange that occurs during the period.  A U.S. Holder will recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount realized that is apportioned to the Deposit (the “Deposit Value”) and (ii) the U.S. Holder’s basis in the Deposit (i.e., the price the U.S. Holder paid to acquire the Security plus any interest on the Deposit previously accrued into income but not yet paid).  Such gain will be treated as ordinary interest income to the extent of the amount of any accrued but unpaid interest on the Deposit not yet taken into income and any remaining gain will be treated as short-term capital gain.  Loss on the Deposit will be treated as short-term capital loss.

Any difference between the amount realized on the sale or exchange and the Deposit Value will be apportioned to the Put Option.  If the Deposit Value exceeds the amount realized, a U.S. Holder will be treated as having made a payment equal to such excess in exchange for the purchaser’s assumption of the Put Option.  The U.S. Holder will recognize gain or loss in respect of the Put Option in an amount equal to the total Put Premium previously received by the U.S. Holder, decreased by the amount deemed to be paid by the U.S. Holder, or increased by the amount deemed to be paid to the U.S. Holder, in exchange for the purchaser’s assumption of the Put Option.  This gain or loss will be short-term capital gain or loss.

Tax Treatment at Redemption or Maturity.  The coupon payment received at redemption or maturity will be treated as described above under “Coupon Payments.”

If a Security is retired for its stated principal amount, a U.S. Holder will not recognize gain or loss upon the return of the Deposit, but will recognize short-term capital gain in an amount equal to the sum of all Put Premium received, including the Put Premium received at maturity.

At maturity, if a U.S. Holder receives an amount of cash (at the holder’s election) that is different (without taking into account the final coupon payment) from the stated principal amount of the Security, the Put Option will be deemed to have been exercised and the U.S. Holder will be deemed to have applied the Deposit toward the cash settlement of the Put Option.  In that case, the U.S. Holder will recognize gain or loss with respect to the Put Option in an amount equal to the difference between (i) the sum of the total Put Premium received (including the Put Premium received at maturity) and the cash the U.S. Holder receives at maturity, excluding the final coupon payment, and (ii) the Deposit. This gain or loss will be short-term capital gain or loss.

If a U.S. Holder receives Underlying Shares (and cash in lieu of any fractional shares) at maturity, the Put Option will be deemed to have been exercised, and the U.S. Holder will be deemed to have applied the Deposit toward the physical settlement of the Put Option.  Although the matter is not clear, the U.S. Holder should not recognize any income or gain in respect of the total Put Premium received (including the Put Premium received at maturity) and should not recognize any gain or loss with respect to any Underlying Shares received.  Assuming this treatment, the U.S. Holder should have an aggregate tax basis in the Underlying Shares received (including any fractional shares) equal to the Deposit less the total Put Premium received over the term of the Securities.  The U.S. Holder’s holding period for any Underlying Shares received will start on the day after receipt.  With respect to any cash received in lieu of a fractional share, a U.S. Holder should recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the pro rata portion of the U.S. Holder’s aggregate tax basis that is allocable to the fractional share.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Securities.  It is possible, for example, that the entire coupon on the Securities could be treated as income to a U.S. Holder at the time received or accrued.  Alternatively, the coupon payments on the Securities might not be accounted for separately as giving rise to income to a U.S. Holder until the sale, exchange, redemption or retirement of the Securities.  It is also possible that the receipt of Underlying Shares at maturity could be treated as a taxable event.  In addition, a U.S. Holder could be subject to special reporting requirements if any loss exceeded certain thresholds.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the Securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Moreover, in light of the uncertain treatment of the Securities, it is possible that other persons having withholding or information reporting responsibility in respect of the Securities may treat a Security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder.

U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice described above.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S.

federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Under the tax treatment described above under “—Tax Treatment of the Securities,” a Non-U.S. Holder of the Securities generally should not be subject to U.S. federal withholding or income tax in respect of payments on the Securities or amounts received on the sale, exchange or retirement of the Securities, provided that (i) income or gain in respect of the Securities is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the Securities on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that the beneficial owner is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the Securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly,  Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

While we currently do not intend to withhold on payments on the Securities to Non-U.S. Holders, in light of the uncertain treatment of the Securities other persons having withholding or information reporting responsibility in respect of the Securities may treat some or all of each coupon payment on a Security as subject to withholding tax at a rate of 30%.  Moreover, it is possible that, in light of further guidance, we may determine that we are required to withhold at a rate of 30% on coupon payments on the Securities.  If withholding tax applies to the Securities, we will not be required to pay additional amounts with respect to any amounts so withheld.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Securities is effectively connected with the conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Possible Application of Section 871(m) of the Code

Since a payment at maturity with respect to the Securities may be adjusted to reflect payments of certain Extraordinary Cash Dividends with respect to the Underlying Shares (see “—Dilution and Reorganization Adjustments” above), it is possible, under regulations recently proposed by the U.S. Treasury Department, that Section 871(m) of the Code could apply to the Securities.  While significant aspects of the application of these regulations to the Securities are uncertain, we (or other paying agents) may withhold (at a rate of 30%, subject to reduction under an applicable income tax treaty) on certain amounts paid with respect to the Securities in the event that any payment on the Securities is treated as contingent upon or determined by reference to a dividend under these rules.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

Payments on the Securities and amounts received on the sale, exchange or retirement of the Securities may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder (or a financial institution holding the Securities on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with the appropriate IRS W-8 Form will generally establish an exemption from backup withholding.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

Prospective investors in the Securities should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

VALIDITY OF THE SECURITIES

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Funding Inc., when the Securities offered by this pricing supplement have been executed and issued by Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Funding Inc. and Citigroup Inc. respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 26, 2012, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 26, 2012, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the Securities nor the issuance and delivery of the Securities and the related guarantee, nor the compliance by Citigroup Funding Inc. and Citigroup Inc. with the terms of the Securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Funding Inc. and Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Funding Inc. and Citigroup Inc., as applicable.

In the opinion of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Funding Inc. has duly established the terms of the Securities offered by this pricing supplement and duly authorized the issuance and sale of such Securities and such authorization has not been modified or rescinded; (ii) each of Citigroup Funding Inc. and Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture dated as of June 1, 2005, among Citigroup Funding Inc., as issuer, Citigroup Inc., as guarantor, and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., has been duly authorized, executed, and delivered by Citigroup Funding Inc. and Citigroup Inc.; and (iv) the execution and delivery of such indenture by Citigroup Funding Inc. and Citigroup Inc. and of the Securities offered by this pricing supplement by Citigroup Funding Inc., and the performance by each such party of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Douglas C. Turnbull, or other internal attorneys with whom he has consulted, have examined and are familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Funding Inc. and Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Funding Inc. or Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.
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TABLE OF CONTENTS

Citigroup Funding Inc.

Medium-Term Notes, Series D

Autocallable Contingent Coupon
Equity Linked Securities Based on
the Common Stock of Apple Inc.
due June 4, 2013

($1,000 Stated Principal Amount per Security)
Any Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement

May 30, 2012
(Including Prospectus Supplement Dated
May 12, 2011 and Prospectus Dated
 May 12, 2011)

Page
Pricing Supplement
Final Terms	PS-2
Risk Factors	PS-3
Description of the Securities	PS-10
Hypothetical Examples of What You
May Receive on the Securities	PS-20
Description of the Underlying Shares	PS-24
Plan of Distribution; Conflicts of Interest	PS-26
Benefit Plan Investor Considerations	PS-28
United States Federal Tax Considerations	PS-30
Validity of the Securities	PS-35

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Securities	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Securities	S-42
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28